Exhibit 99.2

Biofield Corporation’s 51% Owned Subsidiary Agrees to Deal Appointing Mckinley Infocapital as Korean Exclusive Distributor of Breast Cancer Diagnostic System; Contract has potential value of up to $15.3 Million

Biofield Corp. (OTC Pink: BZEC) announced today that its 51% owned subsidiary, Sky Unicorn Holdings Ltd.,  has engaged McKinley Infocapital as its exclusive distributor in Korea for its flagship product, the Biofield Breast Diagnostic System (BDS).  McKinley Infocapital, an international business consulting and investment management firm, has formed MacKay Life Sciences Korea to market and promote the BDS in Korea.

The agreement provides for an initial purchase order in the amount of $660,000, and it further provides for an initial deposit of $330,000 on that first order. The terms also include a total minimum order of $900,000 for the first year of the engagement. The duration of the agreement features a term of four years from the effective date. If the annual minimum purchase volume requirements are met, the total potential value of the agreement is $15.3 million over that timeframe, although, to date, no payments have been made or received under the agreement.  The conditions and terms of the distribution agreement are subject, in all respects, to the BDS obtaining the approval of the Korea FDA for import and sale of the product in Korea.

At the signing ceremony for the exclusive distribution agreement, McKinley Infocapital President, Mr. Halen Bach, expressed, "McKinley Infocapital is very excited to have achieved this milestone and looks forward to expanding the penetration of the MacKay Life Science BDS in both Korea and other Asian Countries where it operates with a large network of corporate clients.”
After patient trials were conducted earlier this year in Korea at the CHA Hospital and the Seoul National University Hospital, Biofield President David Hong was thrilled with the positive feedback that was received from the  surgeons and physicians that participated in or observed the patient trials. Participating experts expressed that the BDS “is a significant break-through in enabling clinicians to recognize problems within the mammary glands at such an early stage and with such a high accuracy rate."   Hong commented, “Because the technology is able to identify cancer at an early stage, it gives patients the opportunity for early detection of breast cancer, which is the key to saving lives. Further, this will be an excellent opportunity to work closely with McKinley Infocapital in expanding our R&D capabilities in order to broaden the application of our patented technology to assist in the fight against other forms of cancer.”

The distribution agreement also includes an option for Mckinley Infocapital to acquire the exclusive distribution rights for the following Asian and Southeast Asian countries:  Japan, Thailand, Vietnam, Malaysia, Cambodia, Laos, and Myanmar. Each territory would require its own separate Exclusive Distributorship Agreement and associated licensing fees.

About Biofield Corp.

Biofield Corp., a medical technology company, engages in the development and provision of non-invasive diagnostic medical devices to assist in the detection breast cancer. If offers the Biofield Diagnostic System, a breast cancer diagnostic device, which employs single-use sensors designed to measure and analyze changes in cellular electrical charge distributions associated with the development of epithelial cancers, such as breast, ovarian, skin, prostate, and colon cancers. The company’s device is intended for use with palpable breast lesions in women under 55 years of age. For more information, visit http://www.biofield.com.

About McKinley Infocapital

McKinley Infocapital is a leading international business consulting and investment management firm offering a wide range of professional services.  McKinley Infocapital’s longstanding association with leading law and accounting firms, as well as the investment community, enables McKinley Infocapital its professionals to deliver effective, highly integrated and effective management solutions. For more information, visit http://www.themckinley.com/.

SAFE HARBOR STATEMENT: Certain statements made in this press release should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking  statements are based on management’s belief, as well as assumptions made by, and information currently available to, management pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “believes”, “anticipates”, “appears”, “expects”, ”should”, “may”, or words of similar import. Similarly, statements that describe the company’s future plans, objectives, estimates or goals are also forward-looking statements. Such statements may address future events and conditions.  Additional factors which should be considered are set forth in the company’s Annual Report on Form 10-KSB and Quarterly Report on Form 10-QSB. Copies of such documents can be obtained from EDGAR database Internet website maintained by the Securities and Exchange Commission at http://www.sec.gov/edgarhp.htm. The company undertakes no obligation to release publicly the results of any revisions to its forward-looking statements that may be made in this press release to reflect events or circumstances occurring after the date of this press release.  Without limiting the generality of the foregoing, there cannot be any assurance that the Company will receive the initial deposit, initial purchase order amount, minimum first year purchases or future minimum purchase amounts under the agreement discussed herein.